Exhibit 15.2

WATSON FARLEY

&

WlLLIAMS

ATHENS BANGKOK DUBAI DUSSELDORF FRANKFURT HAMBURG HANOI HONG KONG

LONDON MADRID MILAN MUNICH NEW YORK PARIS ROME SEOUL SINGAPORE SYDNEY

31 January 2024

SU Group Holdings Limited

Unit 01— 03, 3/F, Billion Trade Centre

31 Hung To Road, Kwun Tong

Kowloon, Hong Kong

Re: Consent of Watson Farley & Williams LLP

Dear Sirs

We are qualified to practise the laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”).

We have acted as Hong Kong legal counsel to SU Group Holdings Limited, a Cayman Islands exempted company, in connection with the Annual Report on Form 20-F (the “Annual Report”) filed with the Securities and Exchange Commission (the “Commission”).

We hereby consent to the references to our firm’s name in, and the filing hereof as an exhibit to, the Annual Report filed with the Commission. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Watson Farley & Williams LLP
Watson Farley & Williams LLP

Watson Farley & Williams LLP Suites 4610-4619 Jardine House | Connaught Place Hong Kong T +8522168 6700 F +852 2918 9777 wfw.com

Hong Kong, Jackson Chow (Partner), Marcus Gordon (Partner), Madeline Leong (Partner), Rosa Ng (Partner)